Exhibit 4.1  Stock Certificate

State of Nevada
AFTERMARKET ENTERPRISES, INC. COMMON STOCK-PAR VALUE $.001
This certifies that SPECIMEN is the registered holder of NUMBER OF SHARES Shares transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.
In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed. This xx day of August A.D. 2006